Exhibit 99.1

Execution Version

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 21, 2021 (the “Trade Date”) by and among each of the entities listed in Exhibit A attached hereto (each a “Seller” and collectively, the “Sellers”), and TAS Partners LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, Sellers, severally and not jointly, desire to sell shares of the issued and outstanding common stock, $0.0001 par value per share (“Company Shares”), of Morphic Holding, Inc., a Delaware corporation (the “Company”), in the amounts provided in in Exhibit A attached hereto; and

WHEREAS, the Purchaser desires to purchase, an aggregate of 232,295 Company Shares from the Sellers for the aggregate purchase price set forth in Section 1.2 herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1 Purchase and Sale. On the Trade Date, upon the terms and subject to the conditions of this Agreement, the Sellers, severally and not jointly, agree to sell, convey, assign, transfer and deliver to Purchaser that number of Company Shares set forth opposite such Seller’s name on Exhibit A attached hereto, and the Purchaser agrees to purchase such Company Shares from such Seller (the “Purchased Shares”) at the Per Share Purchase Price (as defined below), which at delivery by each of the Sellers to the Purchaser shall be free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, stop transfer instructions or limitations on transfer or other agreements or claims of any kind or nature whatsoever, other than those imposed by applicable federal and state securities laws (collectively, “Liens”).

Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Purchased Shares to the Purchaser, the Purchaser shall pay to each Seller for each Purchased Share to be purchased from such Seller a price per Purchased Share of $45.50 (the “Per Share Purchase Price”), for an aggregate purchase price of $10,569,422.50 (the “Aggregate Purchase Price”), in immediately available cash.

Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including, without limitation, the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 1.4 Closing. The settlement of the transactions contemplated by this Agreement (the “Closing”) shall take place at 12:00 pm (New York time) on May 24, 2021 or such other time and date as the parties mutually agree (the “Closing Date”), provided that the obligations of the Sellers and Purchaser to consummate the transactions contemplated by this Agreement shall be conditioned on there being no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.5 Closing Delivery.

(a) At the Closing, in accordance with Section 1.1 hereof, Sellers shall, severally and not jointly, instruct the Company to instruct its transfer agent (the “Transfer Agent”), to transfer each Seller’s portion of the Purchased Shares to the Purchaser through its Direct Registration System (the “Share Transfer”). At or prior to the Closing Date, Seller and Purchaser shall deliver such information and letters as reasonably requested by the Company or the Transfer Agent, as applicable, to effect the Share Transfer.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to each Seller the Aggregate Purchase Price to be paid to such Seller as set forth on Exhibit A attached hereto, by wire transfer of immediately available funds to the account or accounts designated by the Sellers in writing prior to the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally with respect to itself only and not with respect to any other such party, hereby makes the following representations and warranties to the Purchaser:

Section 2.1 Existence; Authority. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 2.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Seller, and, assuming due and valid authorization, execution and delivery by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 2.3 Ownership. The Seller is the beneficial owner of the Purchased Shares identified in Exhibit A attached hereto free and clear of any and all Liens. The Seller has full power and authority to transfer full legal ownership of such Purchased Shares to Purchaser, and the Seller is not required to obtain the approval of any person or governmental agency or organization to effect the sale of such Purchased Shares.

Section 2.4 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Seller, threatened against the Seller that would impair the ability of Seller, to perform its obligations hereunder or to consummate the transactions contemplated hereby. The Seller is not in bankruptcy under the United States Bankruptcy Code and, to the knowledge of the Seller, no filings for bankruptcy of the Seller are contemplated or threatened.

Section 2.5 Information. The Seller represents that it is not aware of material, nonpublic information with respect to the Company or any securities of the Company (including the Purchased Shares). The Seller further represents and warrants that its sale of the Purchased Shares is either in compliance with or not subject to the Company’s insider trading policies.

Section 2.6 No General Solicitation. At no time has Seller nor any person acting on its behalf, either directly or indirectly, engaged in any form of general solicitation or general advertising in connection with the sale of the Purchased Shares contemplated by this Agreement.

Section 2.7 No Bad Actor. Neither the Seller, nor, to the Seller’s knowledge, any person that has been or will be paid (directly or indirectly) remuneration or a commission for their participation in the offer or sale of the Purchased Shares, including solicitation of the Purchaser for the Seller, is subject to an event that would disqualify the Company or other covered person under Rule 506(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.8 Company Business. To the knowledge of the Seller, the Company is engaged in business, is not in the organizational stage or in bankruptcy or receivership, and is not a blank check, blind pool, or shell company that has no specific business plan or purpose or has indicated that the Company’s primary business plan is to engage in a merger or combination of the business with, or an acquisition of, an unidentified person.

Section 2.9 Unsold Allotment. The sale of Purchased Shares is not with respect to a security that constitutes the whole or part of an unsold allotment to, or a subscription or participation by, a broker or dealer as an underwriter of the security or a redistribution.

Section 2.10 Other Acknowledgements. The Seller represents that it is a sophisticated investor. The Seller further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon Purchaser, made its own analysis and decision to sell the Purchased Shares. The Seller acknowledges that none of Purchaser or any of its Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Purchaser

The Purchaser makes the following representations and warranties to the Sellers:

Section 3.1 Existence; Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery by the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Purchaser, threatened against such party that could impair the ability of the Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.4 Other Acknowledgments. The Purchaser represents that it is a sophisticated investor. The Purchaser further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Shares and has, independently and without reliance upon the Seller, made its own analysis and decision to purchase the Purchased Shares. The Purchaser acknowledges that neither the Sellers nor any of their respective partners, managers, directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

Section 3.5 Restricted Securities. The Purchaser understands that the Purchased Shares are or may be characterized as “restricted securities” under the federal securities laws inasmuch as they are securities acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.6 Information. The Purchaser represents that it is not aware of material, nonpublic information with respect to the Company or any securities of the Company (including the Purchased Shares). The Purchaser further represents and warrants that its purchase of the Purchased Shares is in compliance with the Company’s insider trading policies.

Section 3.7 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect. The Purchaser agrees to furnish any additional information reasonably requested by the Sellers to assure compliance with applicable federal and state securities laws in connection with the purchase of the Purchased Shares.

Section 3.8 Disclosure of Information. The Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Shares and in compliance with the requirements set forth in Section 4(a)(7) of the Securities Act.

Section 3.9 Company Business. To the knowledge of the Purchaser, the Company is engaged in business, is not in the organizational stage or in bankruptcy or receivership, and is not a blank check, blind pool, or shell company that has no specific business plan or purpose or has indicated that the Company’s primary business plan is to engage in a merger or combination of the business with, or an acquisition of, an unidentified person.

ARTICLE IV

Conditions to Closing

Section 4.1 Conditions of Purchaser’s Obligations at Closing. The obligations of the Purchaser under Article I of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers contained in Article II shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Performance. Each Seller shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful purchase of the Purchased Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

Section 4.2 Conditions of Sellers’ Obligations at Closing. The obligations of the Sellers under Article I of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Article III shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Payment of Purchase Price; Performance. Purchaser shall have delivered the Aggregate Purchase Price as specified in Section 1.2, and Purchaser shall have performed and complied in all material respects with all other agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing.

(c) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful purchase of the Purchased Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties as follows (or at such other addresses as shall be specified by notice given in accordance with this Section 5.2):

If to the Purchaser:

Timothy A. Springer

36 Woodman Road

Newton, MA 02467

Email: springer@crystal.harvard.edu

With a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue NW, Suite 900

Washington, DC 20001

Attention: Michael K. Bradshaw, Jr.

Email: mike.bradshaw@nelsonmullins.com

If to any Seller:

Polaris Partners

One Letterman Drive, Suite C3600

San Francisco, CA 94129

Attention: Harold Friedman
Email: hfriedman@polarispartners.com

With a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive

Suite 900

Boston, MA 02210

Attention:	Nicholas J. Guttilla
Emma Eriksson Broomhead
Email:	nguttilla@gunder.com
ebroomhead@gunder.com

Facsimile: (617) 648-9199

Section 5.3 Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date hereof; and (b) Purchaser and the Sellers are referred to herein individually as a “party” and collectively as “parties.”

Section 5.4 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.8 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction

Section 5.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

Section 5.11 Dispute Resolution. The parties hereby agree to arbitrate any and all disputes arising under or related to this Agreement, including disputes related to the interpretation of this Agreement, under the Delaware Rapid Arbitration Act, 10 Del. C. § 5801, et seq.. This provision shall be governed by Delaware law, without reference to the law chosen for any other provision of this Agreement. All parties waive the right to seek or to receive punitive or consequential damages in connection with a dispute under this Agreement.

Section 5.12 Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.13 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.14 Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

PURCHASER:

TAS PARTNERS LLC

By:	/s/ Timothy A. Springer
Name:	Timothy A. Springer
Title:	Manager

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SELLERS:

POLARIS PARTNERS VII, L.P.		POLARIS PARTNERS ENTREPRENEURS’ FUND VII, L.P.

BY: POLARIS MANAGEMENT CO. VII, L.L.C.,		BY: POLARIS MANAGEMENT CO. VII, L.L.C.,
	its general partner		its general partner

By:	/s/ Lauren Crockett	By:	/s/ Lauren Crockett
Name:	Lauren Crockett	Name:	Lauren Crockett
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Signature Page to Purchase Agreement

Exhibit A

Schedule of Sellers

Seller	Purchased Shares	Aggregate Purchase Price
Polaris Partners VII, L.P.	217,107	$9,878,368.50
Polaris Entrepreneurs’ Fund VII, L.P.	15,188	$691,054.00
Total:	232,295	$10,569,422.50